Exhibit 99.1

NEWS RELEASE

For further information, please contact Adele M. Skolits, at 540-984-5161.

SHENANDOAH TELECOMMUNICATIONS COMPANY ADOPTS NEW
SHAREHOLDER RIGHTS PLAN TO REPLACE EXISTING PLAN

EDINBURG, VIRGINIA, January 25, 2008 – Shenandoah Telecommunications Company (NASDAQ: SHEN) announced today that its Board of Directors adopted a new Shareholder Rights Plan to become effective upon the expiration of its existing plan which was adopted in 1998 and is set to expire on February 8, 2008. The Rights Plan, which is similar to the Company’s previous plan and plans adopted by more than 1,800 publicly traded companies, is designed to protect the long-term value of all shareholders of the Company, and to deter coercive or unfair takeover tactics. The Plan’s adoption is not in response to any specific effort to acquire control of the Company, nor is the Board aware of any accumulation of the Company’s stock by any potential acquirer.

Details of the Rights Plan will be mailed to all shareholders of the Company. Additional information concerning the Rights Plan, including a copy of the Rights Agreement , will be filed as part of a Form 8-K with the Securities and Exchange Commission and will be accessible via the EDGAR database at www.sec.gov.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

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